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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
QAD INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QAD Inc. 6450 Via Real Carpinteria, California 93013 805-684-6614

May 10, 2002

To All QAD Inc. Stockholders:

        On behalf of the Board of Directors of QAD Inc., I cordially invite you to attend the annual meeting of stockholders of QAD Inc. ("QAD") to be held at Fess Parker's DoubleTree Resort, 633 East Cabrillo Street, Santa Barbara, California, on June 6, 2002, at 10:00 a.m. Pacific Daylight Time. A Notice of the Annual Meeting of Stockholders, form of proxy and Proxy Statement containing information about the matters to be acted upon at the annual meeting are enclosed.

        At this year's meeting you will be asked to elect two directors and to ratify the selection of the independent auditors. The accompanying Notice of the Annual Meeting of Stockholders and Proxy Statement describe these proposals. We encourage you to read this information carefully.

        Whether in person or by proxy, it is important that your shares be represented at the annual meeting. To ensure your participation in the annual meeting, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy promptly. If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish, even if you have previously returned your form of proxy. If you plan to vote your shares at the meeting, please note the instructions on page 3 of the enclosed proxy statement.

        We look forward to seeing you at the annual meeting.

Sincerely,
Karl F. Lopker Chief Executive Officer

QAD, Inc.
6450 Via Real
Carpinteria, California 93013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 6, 2002
10:00 a.m. Pacific Daylight Time

To the Stockholders of QAD Inc.:

        NOTICE is hereby given that the annual meeting of stockholders of QAD Inc., a Delaware corporation, will be held:

        Time: Thursday, June 6, 2002, 10:00 a.m. Pacific Daylight Time

        Place: Fess Parker's DoubleTree Resort, 633 East Cabrillo Street, Santa Barbara, California 93103

        Purposes:

  1.
  To elect two directors to hold office until the annual meeting of stockholders in 2005 (Class I Directors);

  2.
  To ratify the appointment of independent auditors; and

  3.
  To conduct other business if it is properly raised.

        The items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record on May 3, 2002, may vote at the meeting.

        Your vote is important. Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

By Order of the Board of Directors
Roland B. Desilets Secretary

Carpinteria, California
May 10, 2002

QAD Inc.
6450 Via Real
Carpinteria, CA 93013

PROXY STATEMENT

        The Board of Directors of QAD is using this proxy statement to solicit proxies from the holders of QAD Inc. common stock to be used at the annual meeting of stockholders. This meeting will be held on June 6, 2002, at 10:00 a.m. Pacific Daylight Time. We are first mailing this proxy statement and the accompanying form of proxy to QAD stockholders on or about May 10, 2002.

Matters relating to the annual meeting:

Time and Place of Meeting:	June 6, 2002 10:00 a.m. Pacific Daylight Time Fess Parker's DoubleTree Resort 633 East Cabrillo Street Santa Barbara, California 93103
Record Date:	May 3, 2002
Outstanding Shares Held on Record Date:	34,371,955 shares of common stock
Shares Entitled to Vote:	34,065,546 shares of common stock (excludes 306,409 shares held in QAD's treasury)
Quorum Requirement:
A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing a majority of the votes of the common stock entitled to vote at the meeting is a quorum.

Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by QAD in its treasury do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.
Shares Owned of Record by QAD Officers and Directors on May 3, 2002	21,913,684 shares of common stock. In total, these shares represent approximately 63% of the voting power of QAD's common stock.
These individuals have indicated that they will vote in favor of the proposals recommended by QAD's board.

Annual Report:
The annual report to stockholders that accompanies this proxy statement is not proxy soliciting material. If you would like an additional copy, please contact QAD at the address set forth below for company contact.
Company Contact:	Stockholders may obtain a copy of this report, without charge, by writing or calling:
QAD Inc. 6450 Via Real Carpinteria, California 93013 Attn: Cheryl Slomann
Phone number: 805-566-6000
The proposals:
ITEM I:	To elect two directors to hold office until the annual meeting of stockholders in the year 2005 (Class I Directors).
ITEM II:	To ratify the appointment of KPMG LLP as independent auditors of QAD for the 2003 fiscal year.
ITEM III:	To conduct other business if it is properly raised.
Vote necessary to approve the proposals:
ITEM I, Election of Directors:	Directors are elected by a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy.

This means that the director nominees with the most affirmative votes are elected to fill the available seats. Only the number of votes "FOR" affect the outcome. Withheld votes and abstentions have no effect on the vote.
Because two directors are up for election, the two nominees with the greatest number of votes will be elected to fill the vacancies.
ITEM II, Ratification of independent auditors:
Ratification of the selection of KPMG LLP as QAD's independent auditors for the 2003 fiscal year requires a majority of the votes cast by holders of the common stock. Abstentions have no effect on the vote.

        Under New York Stock Exchange rules that govern most brokers, if your broker holds your shares in its name, your broker is permitted to vote your shares on Items I and II even if it does not receive voting instructions from you.

  Proxies

        Voting Your Proxy.    You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. See "Voting in Person" below.

        Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy will vote your shares as you have directed. You may vote for, or withhold authority to vote for, the QAD director nominees. You may also vote for or against the other proposals or abstain from voting.

        If you submit your proxy, but do not make specific choices, your proxy will follow the board's recommendations and vote your shares:

  •
  "FOR" the election of the two director nominees

  •
  "FOR" the ratification of KPMG LLP as the independent auditors for QAD's 2003 fiscal year

  •
  "FOR" any proposal by the QAD board or stockholders to adjourn the annual meeting

  •
  in his or her discretion as to any other business as may properly come before the annual meeting.

        Revoking Your Proxy.    You may revoke your proxy before it is voted by:

  •
  submitting a new proxy with a later date

  •
  notifying the company's Secretary in writing at the address provided before the meeting that you have revoked your proxy, or

  •
  voting in person at the meeting.

        Voting in person.    If you plan to attend the June 6, 2002, meeting and wish to vote in person, we will give you a ballot at the meeting. If you wish to attend such meeting in person, you should bring the admission ticket that accompanies the proxy card. You may also be requested to present documents for the purpose of establishing your identity. In addition, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on May 3, 2002, the record date for voting.

        People with disabilities.    We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of the company at least two weeks before the meeting at the number or address on the second page of this proxy statement.

        Voting.    Independent inspectors count the votes.

        Proxy solicitation.    We will pay our own costs of soliciting proxies. In addition to this mailing, QAD employees may solicit proxies personally.

        The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

        We are not currently aware of any other business to be acted upon at the meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including adjourning the meeting.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

ELECTION OF DIRECTORS
(ITEM I)

        Under QAD's certificate of incorporation, the board of directors is divided into three classes of directors, with each class having a number of directors as nearly equal in number as possible and with the terms of each class expiring in a different year.

        The members of the board serve for three years. The terms of office of the members of one class of directors expire each year in rotation so that the members of one class are elected at each annual meeting for three-year terms. The term of office of two of the present directors will expire at this annual meeting.

        Two directors have been nominated for election to three-year terms expiring at the annual meeting in 2005. The terms of the other directors will continue as indicated below.

        The ages of the directors are as of March 31, 2002.

        The board recommends you vote "FOR" the two nominees listed below.

        Valid proxies received will be voted, unless contrary instructions are given, to elect the two nominees named in the following table to Class I of the board of directors. Should any nominee decline or be unable to accept the nomination to serve as a director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee or nominees designated by the board of directors, to the extent consistent with the QAD certificate of incorporation and its bylaws.

Nominees for Director

        The nominees for director to be elected by the stockholders are currently members of the board. If elected, the nominees will hold office until the annual meeting of stockholders in 2005, in the capacity as specified in the table and until their successors are duly elected and qualified.

Nominees for Director to Hold Office Until 2005	Age	Director Since	Position with the Company	Committees
Jeffrey A. Lipkin	56	1999	Director	Audit
A.J. "Bert" Moyer	58	2000	Director	Compensation

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE INCUMBENT DIRECTORS IDENTIFIED ABOVE.

Information Concerning the Nominees for Election and the Other Incumbent Directors

        Set forth below is information with respect to the two nominees for election to the board of directors who are standing for election at the 2002 annual meeting.

  JEFFREY A. LIPKIN

        Mr. Lipkin was founder in 1989, and has continued as a general partner, of Recovery Equity Investors ("REI") I and II, which have over $200 million in institutional funds under management for growth investments and turnarounds. The bulk of the funds have been deployed in twenty-five transactions in a variety of industries including asset-based lending (The Foothill Group), construction equipment (CMI Corporation), electronics, telecommunications, fashion jewelry, and information services. Mr. Lipkin is currently director of the Chadmoore Wireless Group and of numerous privately held companies. He is the former director of CMI Corporation. Mr. Lipkin holds a B.A. in Physics from Harvard College and a J.D. from Harvard Law School.

  Stockholders' Agreement

        Pursuant to a Stock Purchase Agreement dated as of December 23, 1999, by and among QAD Inc., Pamela M. Lopker, Karl F. Lopker, The Lopker Living Trust Dated March 23, 1993, (the "Lopker Trust") and Recovery Equity Investors II, L.P., a Delaware limited partnership ("REI II"), REI II purchased from the Lopker Trust and QAD 444,445 and 2,333,333 shares of QAD common stock, respectively (collectively, the "REI II Shares"), and a warrant exercisable for an aggregate of 225,000 shares of QAD common stock. In connection with the Stock Purchase Agreement, the same parties entered into a Stockholders' Agreement also dated as of December 23, 1999 (the "Stockholders' Agreement").

        Pursuant to the Stockholders' Agreement, as long as REI II holds at least 50% of the REI II Shares, REI II may designate one person for election to the board of directors of QAD. Each person designated by REI II for election to the board shall be included in the slate of nominees recommended by the board of QAD for election as directors at the appropriate annual meeting. The Lopkers and the Lopker Trust have agreed to take such action as is necessary to nominate and elect REI II's designee.

        Under the Stockholders' Agreement, REI II has the right to require that its designee be removed from the board of QAD. QAD, Pamela M. Lopker, Karl F. Lopker and the Lopker Trust have agreed to take any necessary steps to remove REI II's designee as a director at REI II's request. At the time of mailing, no such request has been given.

        REI II currently holds beneficial ownership of 2,777,778 shares of QAD (please see "Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners"). Pursuant to the Stockholders' Agreement, Jeffrey A. Lipkin is the REI II designee for so long as he is a general partner of REI II's general partner. Consistent with the Stockholders' Agreement, the board of QAD has recommended, and Pamela M. Lopker, Karl F. Lopker and their affiliated trusts, including the Lopker Trust, holding 18,326,652 shares and representing approximately 52% of the shares entitled to vote as of the record date at the 2002 annual meeting, have indicated that they will vote for Jeffrey A. Lipkin for election to the board of directors at the 2002 annual meeting.

  A.J. "BERT" MOYER

        Mr. Moyer served as Executive Vice President and Chief Financial Officer for QAD from March 1998 until February 2000. He served as president of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000. Between September 2000 and February 2002, Mr. Moyer, in addition to his board duties, was engaged as a consultant to QAD, assisting in the Sales Operations of the Americas. Prior to joining QAD in 1998, Mr. Moyer served as Chief Financial Officer of Allergan, a specialty pharmaceutical company based in Irvine, California. Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University. He graduated from the Advanced Management Program at the University of Texas, Austin.

Incumbent Directors Not Standing for Election

        The following section sets forth information about the other four members of the board of directors. None of these directors are up for election at the 2002 annual meeting, and each will be up for election at the annual meeting set forth in the table.

Directors to Hold Office Until 2003	Age	Director Since	Committees
Karl F. Lopker	50	1981	Compensation
Pamela M. Lopker	47	1981	None
Directors to Hold Office Until 2004
Koh Boon Hwee	51	1997	Audit, Compensation
Peter R. van Cuylenburg	54	1997	Audit, Compensation

        Set forth below is information with respect to the incumbent directors who are not standing for election at the 2002 annual meeting.

  KARL F. LOPKER

        Karl F. Lopker has served as a director and the chief executive officer of QAD since joining QAD in 1981. Mr. Lopker was founder and president of Deckers Outdoor Corporation from 1973 to 1981, where he currently serves as a director. Mr. Lopker is certified in Production and Inventory Management at the Fellow level by the American Production and Inventory Control Society. Mr. Lopker studied Electrical Engineering and Computer Science at the University of California at Santa Barbara. Mr. Lopker is married to Pamela M. Lopker.

  PAMELA M. LOPKER

        Pamela M. Lopker founded QAD in 1979 as an unincorporated business and has been chairman of the board and president since incorporation in 1981. Prior to founding QAD, Ms. Lopker served as senior systems analyst for Comtek Research from 1977 to 1979. Ms. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California at Santa Barbara. Ms. Lopker is married to Karl F. Lopker.

  KOH BOON HWEE

        Koh Boon Hwee was appointed an outside director in September 1997. In February 2002, Mr. Koh was appointed executive Director of MediaRing.com Ltd. He has also been the Non-Executive Chairman of Singapore Airlines Ltd since July 2001, Chairman of the Council of the Nanyang Technological University since July 1993, and director of BroadVision, Inc. since February 1996. Mr. Koh is the past Chairman of Omni Industries Ltd, Singapore Telecom Ltd, Singapore Post Pte Ltd, Internet Technology Group Ltd, and past Executive Chairman of the Wuthelam Group. Prior to that, he was Managing Director of Hewlett Packard Singapore. Mr. Koh holds a Bachelor of Science in Mechanical Engineering from the University of London and an MBA from Harvard University.

  PETER R. VAN CUYLENBURG

        Peter R. van Cuylenburg was appointed an outside director in November 1997. Mr. van Cuylenburg served as President and Chief Operating Officer of InterTrust Technologies Corporation and as advisor to its Chairman between October 1999 and December 2000. Prior to that, Mr. van Cuylenburg served as president of Quantum Corporation's DLTtape and Storage Systems Group from September 1996 to October 1999. He also serves as Director and Executive Chairman of SealedMedia Ltd; as Director and Non-Executive Chairman of Anadigm Ltd.; and as Director and Non-Executive Chairman of Elixent Ltd.; all privately-held companies. Past board memberships include ClearSpeed Technologies Group plc, Mitel Corporation, Dynatech Corporation, NeXT Computer, and Cable and Wireless plc. Mr. van Cuylenburg's career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless, plc., and Texas Instruments, in the U.K., U.S. and France. Mr. van Cuylenburg holds a Diploma in Electrical Engineering from Bristol Polytechnic and an Honorary Doctorate of Technology from Bristol Polytechnic.

Compensation of Directors

        QAD employees receive no cash compensation for serving as directors. Directors are reimbursed for direct expenses relating to their activities as members of the board of directors. Pursuant to our 1997 Stock Incentive Program, directors are eligible to participate in the Nonqualified Stock Option Plan and the Restricted Share Plan and directors who are not employees may participate in the Non-Employee Director Stock Option Plan. Upon appointment as QAD directors in 1997, Mr. Koh and Mr. van Cuylenburg each received a nonqualified stock option for 15,000 shares of common stock. QAD also granted to Mr. Koh and Mr. van Cuylenburg a nonqualified stock option for 7,500 shares each in fiscal 1999, the first anniversary of their appointment as directors. QAD has also granted to Mr. Koh and Mr. van Cuylenburg additional options, each to acquire 7,500 shares of common stock in fiscal 2000, on the second anniversary of each director's appointment. All of the options vest in four equal installments on each of the first through fourth anniversaries of the respective grant dates. QAD intends to continue to make awards under the 1997 Stock Incentive Program to each non-employee director upon election to the board.

        In October 1998, QAD's board adopted a stock grant plan to supplement stock option grants to non-employee directors. The plan provided that each non-employee director be granted 7,500 shares annually, in four quarterly installments of 1,875 shares each. The installments are made at the beginning of each calendar quarter, subject to each non-employee director purchasing at least a corresponding number of shares in the open market. For every share purchased, one share will be granted, up to 1,875 shares per quarter. A director may accumulate the rights under the plan for up to three-quarters per year, but all purchases must occur before the end of each year of the plan. In addition, each non-employee director must agree that the shares purchased will be held for three years from the purchase date. If the non-employee director's status is terminated prior to the expiration of the three-year period, except for death or a change in control of QAD, the shares which were granted and not vested will be forfeited to QAD, but the shares that had been purchased would continue to be owned by the non-employee director. Vested shares will be transferred to such director upon compliance with the three-year holding period. The plan commenced as of the fiscal quarter beginning November 1, 1998, and ended October 31, 1999. During the time the plan was in effect, both Mr. Koh and Mr. van Cuylenburg purchased 7,500 shares each and were granted a corresponding 7,500 shares as provided under the plan. At the February 4, 2000, board meeting, the disinterested directors approved a renewal of the plan effective as of October 8, 1999, for a period of one year with certain revisions. The revisions exclude directors who hold or manage a share position in QAD of more than 5% of the outstanding shares and grant the shares in three installments. As of April 9, 2000, Mr. van Cuylenburg purchased 7,500 shares and was granted the corresponding 7,500 shares as prescribed under the renewal of the plan.

        At the March 21, 2001 board meeting, the directors (with the non-employee directors abstaining) approved a renewal of the plan for fiscal year 2002 with certain revisions. The revisions include increasing the share grant from 7,500 to 15,000 shares per non-employee director per year and clarifying that the plan is operated under the Restricted Share Plan. At the end of that fiscal year the directors who do not participate in the plan will evaluate the effectiveness of the plan to determine whether it should be renewed or revised. As of December 31, 2001, Mr. van Cuylenburg purchased 15,000 shares and was granted the corresponding 15,000 shares as prescribed under the renewal of the plan.

        For a short time during fiscal year 2001, and for all of fiscal year 2000, Mr. Moyer served as the chief financial officer of QAD. In association with that service, he received a salary in fiscal year 2001 of $47,333, a cash bonus of $13,796, relocation reimbursement of $2,934, vesting of a stock award valued at $76,671 at the time of vesting and a vacation payout at the time of his employment termination of $18,025. Subsequent to his termination as CFO, Mr. Moyer was appointed to the board of directors. In September 2000, Mr. Moyer was engaged by QAD as a consultant to manage certain sales activities, primarily in North America. In association with that work, during fiscal year 2001, Mr. Moyer was paid $91,500 and during fiscal year 2002, Mr. Moyer was paid $297,524. Mr. Moyer is no longer engaged by QAD as a consultant.

Board of Directors

        During fiscal year 2002, the board of directors held four regularly scheduled meetings and acted by unanimous written consent on one occasion. During fiscal year 2002, all directors, except Koh Boon Hwee, attended all board meetings. Mr. Koh attended two of the four board meetings. In addition to attending meetings, directors also discharge their responsibilities by review of company reports to directors, visits to company facilities, and correspondence and telephone conferences with executive officers and others regarding matters of interest and concern to QAD.

Board Committees

        The board appoints committees to help carry out its duties. In particular, board committees work on key issues in greater detail than would be possible at full board meetings. Each committee reviews the results of its meetings with the full board. The committees are described in the following paragraphs.

  Audit Committee

        The audit committee is composed of the following three directors:

    Mr. van Cuylenburg (Chair)
    Mr. Koh
    Mr. Lipkin

        Each of the directors on the audit committee is "independent" as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The audit committee met on four occasions during fiscal year 2002. During fiscal year 2002, all committee members, except Koh Boon Hwee, attended all committee meetings. Mr. Koh attended three of the four audit committee meetings, including the meeting to review the annual results. In addition to participating in meetings, the members of the committee discharge their duties by phone, e-mail, fax and other communication as appropriate. The primary purpose of the audit committee is to assist the board in fulfilling its oversight responsibilities relating to financial information that will be provided to our stockholders and others, our systems of internal controls, and the audit process. In fulfilling this purpose, the audit committee performs the functions specified in the Charter of the Audit Committee of the Board of Directors.

        In addition to its regular activities, the committee is available to meet on call of the independent auditors, chief financial officer or internal auditor whenever a special situation arises. On March 14, 2001, QAD certified that it is in compliance with the new Nasdaq Marketplace Rule regarding audit committee composition requirements.

  Audit Committee Report

        In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements contained in the Annual Report on Form 10-K for fiscal year 2002, including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and acceptability of QAD's accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee received from the independent auditors the formal written statements and letter disclosing that they are not aware of any relationships between the auditors and QAD that, in their professional judgment, may reasonably be thought to bear on their independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and reviewed and discussed with the independent auditors all relationships the auditors have with QAD to determine and satisfy itself regarding the auditors' objectivity and independence. The audit committee has also considered whether the provision of other non-audit services by the independent auditors to QAD and the fees and costs billed and expected to be billed by the independent auditors for those services are compatible with maintaining their independence.

        The audit committee discussed and reviewed with the independent auditors all communications required by auditing standards generally accepted in the United States, including those described in Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees).

        The audit committee discussed with our chief financial officer and the independent auditors the overall scope and plans for the audit by the independent auditors. The audit committee met with the independent auditors who were offered, but declined, the opportunity to meet without management present to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        Based upon the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2002 for filing with the Securities and Exchange Commission.

        The committee also recommended to the board of directors, and the board of directors approved, subject to stockholder ratification, the appointment of KPMG LLP as our independent auditors for fiscal year 2003.

AUDIT COMMITTEE:
Peter R. van Cuylenburg (Chair) Koh Boon Hwee Jeffrey A. Lipkin

  Independent Auditors' Fees

        For its fiscal year 2002 services, QAD paid KPMG LLP the following fees:

  Audit Fees

        $385,000 for services rendered for the audit of QAD's annual financial statements for fiscal year 2002, statutory audits and the review of QAD's quarterly financial statements.

  Financial Information System Design and Implementation Fees

        None.

  All Other Fees

        $78,000 for all other services, including tax consulting and compliance services, review of SEC registration statements, accounting consultation, business consulting and other non-audit services.

  Nominating Committee

        The board does not have a formal nominating committee. The board undertakes such responsibilities as a whole. The board met once to nominate Messrs. Lipkin and Moyer. See also, "Information Concerning the Nominees for Election and the Other Incumbent Directors."

  Compensation Committee

        The compensation committee is composed of the following directors:

    Mr. Moyer (Chair)
    Mr. van Cuylenburg
    Mr. Koh
    Mr. Lopker

        The compensation committee met on two occasions during fiscal year 2002. Three committee members attended both compensation committee meetings; Mr. Koh was absent for both meetings. In addition to participating in meetings, the members of the committee discharge their duties by phone, e-mail, fax and other communications as appropriate.

        The compensation committee:

  •
  recommends to the board of directors compensation and cash bonus opportunities based on the achievement of objectives set by the compensation committee with respect to our chairman of the board and president, our chief executive officer and the other executive officers;

  •
  administers QAD's compensation plans for the same executives;

  •
  determines equity compensation for all employees;

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  administers the QAD Inc. 1997 Stock Incentive Program;

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  reviews and approves the cash compensation and bonus objectives recommended by the chairman of the board and president and the chief executive officer for the other executive officers; and

  •
  reviews various matters relating to employee compensation and benefits.

        Mr. Lopker is recused from all matters involving QAD's chairman of the board and president and the chief executive officer and he does not participate in approving grants or awards under the QAD Inc. 1997 Stock Incentive Program to persons who are subject to Section 16 of the Exchange Act. During fiscal year 2002, a sub-committee of the compensation committee composed of Messrs. Moyer, van Cuylenburg and Koh administered and made all ongoing determinations concerning matters relevant to grants or awards under the stock incentive program to persons who were subject to Section 16 of the Exchange Act.

  Compensation Committee Interlocks and Insider Participation

        Messrs. Moyer, van Cuylenburg, Koh and Lopker currently are members of the compensation committee. Mr. Lopker is the chief executive officer of QAD and Mr. Moyer served as a paid consultant to QAD during fiscal year 2002. Mr. Moyer is no longer engaged by QAD as a consultant. No other interlocking relationships exist between the compensation committee and the board of directors or compensation committee of any other company, nor has any such other interlocking relationship existed in the past.

Board Compensation Committee Report on Executive Compensation

        The compensation committee believes that the compensation levels of QAD's executive officers, who provide leadership and strategic direction, should consist of (i) base salaries that are commensurate with executives of other comparable software companies and (ii) cash bonus opportunities based on achievement of company objectives. These objectives are set by the compensation committee with respect to the chairman and president and chief executive officer and they are set by the chairman and the chief executive officer, in consultation with the compensation committee, for the other executive officers. The compensation committee also believes that it is important to provide executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in the performance of the common stock, thereby aligning management's interest with those of the stockholders.

        The compensation committee considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) QAD's performance measured by attainment of specific strategic objectives and operating results, (ii) the individual performance of each executive officer, including the achievement by the executive (or the executive's functional group) of identified goals, and (iii) historical cash and equity compensation levels at comparable companies and at QAD.

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1,000,000 paid to the company's chief executive officer and its four other most highly compensated executive officers, unless the plan and awards pursuant to which any portion of the compensation is paid meet certain requirements. The QAD Inc. 1997 Stock Incentive Program includes provisions that will enable QAD to meet those requirements if it becomes necessary. Because the compensation committee has not yet been and does not anticipate being faced in the near future with compensation levels that are affected by Section 162(m), the compensation committee has not yet determined that meeting those requirements will necessarily be in the best interest of QAD.

  Cash Compensation

        The base salaries of the executive officers are generally set at the time of their initial hiring, subject to possible increases in future periods at the discretion of QAD.

        As stated above, the compensation of executive officers is also based in part upon corporate performance, individual performance and comparative industry compensation levels. Each year, management establishes a performance plan with the compensation committee. Generally, all bonus plans include a portion based upon the individual employee's performance according to the employee's duties and responsibilities. In addition, the annual bonus plan for many employees includes a portion based upon overall corporate performance and sets forth overall goals that must be achieved by QAD in order for the employee or executive to receive this portion of their bonus.

        For fiscal year 2002, the compensation committee set the overall corporate goals for the corporate portion of the bonus plan to focus exclusively on QAD's financial performance. The financial performance criteria for this portion of the bonus plan are set forth below, as well as the proportional weighting associated with each of the criteria. The board established goals associated with each of the criteria. Meeting a goal would result in payment of exactly the proportion of corporate bonus payment set forth below. Exceeding the goal could result in a higher proportional bonus payment. The criteria and associated weighting were:

  •
  revenue—40%;

  •
  operating profit—40%; and

  •
  the accounts receivable collection period—20%.

        QAD exceeded the target for the accounts receivable collection period, but did not meet the targets for revenue and operating profit criteria established by the committee for fiscal year 2002. As such, no portion of the corporate bonus associated with revenue and operating profit was paid. However, due to the exceptional results with respect to accounts receivable, 46% of the potential corporate portion of the bonus plan was paid to the employees and executives covered by the program. Some bonuses were also paid to executives based on individual performance goals for fiscal year 2002.

        Bonus compensation for each of the executive officers named in the table that follows, except for Ms. Lopker and Mr. Lopker, was determined based on a formula that tied the target bonus objective (which in most instances is established as a percentage of base salary) to the achievement by QAD of the overall corporate goals described above (not all of which were met in fiscal year 2002) and to the achievement of specified individual or functional area goals. Under this formula, the executive officers' bonus amounts could be greater or less than the target bonus objective based on QAD's and the executives' performance against such goals.

        Ms. Lopker and Mr. Lopker participated in a bonus plan based on meeting revenue targets, return on equity targets, and share price targets. While the performance criteria established for fiscal year 2002 for the CEO and the President were not achieved by them, the exceptional performance of QAD, due in part to their efforts, caused the compensation committee to approve a bonus of $25,000 for both the CEO and the President.

        The other executives listed herein whose bonuses were tied to corporate and individual goals, as well as other criteria, received the following bonuses for fiscal year 2002: Mr. Niedzielski $81,600, Mr. Ray $24,816, and Ms. Fisher $24,214. On average, the compensation committee believes the cash compensation for the executive officers is comparable to industry salary and bonus levels.

  Equity Compensation

        The compensation committee or a subcommittee consisting of the non-employee members of the compensation committee administer and authorize all grants and awards made under the 1997 Stock Incentive Program to persons who were subject to Section 16 of the Exchange Act. The compensation committee, or a subcommittee consisting solely of the CEO, administers and authorizes all grants and awards made under the 1997 Stock Incentive Program to persons who are not subject to Section 16 of the Exchange Act provided that, in the case of the subcommittee comprised solely of the CEO, such grants and awards must be within the guidelines previously approved by the compensation committee. In some instances, awards are authorized for new employees as incentives to join QAD. In determining whether and in what amount to grant stock options or other equity compensation to executive officers in fiscal year 2002, the program administrators considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of the executive officers. The compensation committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally talented executives who are necessary to achieve our long-term goals, especially at a time of significant competition and other challenges in our industry.

        During fiscal year 2002, the non-employee members of the compensation committee approved grants of equity compensation to the executive officers named in the following Summary Compensation Table who received grants and the committee also approved grants of equity compensation to other executive officers, consistent with the board of directors' and the compensation committee's overarching policy of granting equity compensation to key executives and to employees in general.

        In December 2000, the compensation committee approved a "Key Contributor" program designed to retain key employees of the Company. The plan involved granting options to certain employees and committing to pay such employees a bonus in December, 2001, in return for the employee's agreement to cancel the vested portion of their options, but only if they remain employed by the Company at that time.

The Compensation Committee:
Bert Moyer (Chair) Peter R. van Cuylenburg Koh Boon Hwee Karl F. Lopker

Executive Compensation

        The following table and discussion summarizes the compensation of the chief executive officer and each of the four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long-Term Compensation Awards
Name and Principal Position(A)	Fiscal Year	Salary ($)	Bonus ($)(B)		Other Annual Compensation ($)(C)		Restricted Stock Awards ($)(D)	Securities Underlying Options/SARs (#)(E)		All Other Compensation ($)(F)
Karl F. Lopker Chief Executive Officer	2002 2001 2000	200,000 185,833 157,500	25,000 — —	(1)	5,358 5,103 9,750		— — —	— — —		5,100 5,022 4,331
Pamela M. Lopker Chairman of the Board and President	2002 2001 2000	200,000 185,833 157,500	25,000 — —	(1)	17,230 16,899 14,552	(1) (2) (3)	— — —	— — —		5,100 5,200 4,331
Kathleen M. Fisher(1) Executive Vice President, Chief Financial Officer	2002 2001 2000	233,334 190,625 —	126,830 74,772 —	(2) (3)	40,370 4,195 —	(4)	— — —	— 235,000 —	(1)	5,546 12,354 —	(1)
Vincent P. Niedzielski Executive Vice President, Research & Development	2002 2001 2000	295,833 271,167 252,000	131,114 86,094 62,341	(4) (5) (6)	5,358 5,300 5,024		— — —	— 45,000 43,600	(2) (3)	— — —
Murray W. Ray Executive Vice President, Global Services and Human Resources	2002 2001 2000	179,262 155,905 146,191	47,348 55,231 38,615	(7) (8) (9)	18,710 16,743 12,670		— — —	20,000 42,000 11,100	(4) (5)	49,613 47,638 30,795	(2) (3) (4)

(A1)
Ms. Fisher started her employment with QAD on March 28, 2000.

(B)
In previous years, QAD reported bonuses actually paid to its officers during the fiscal year to which the proxy related. For fiscal year 2002, and in the future, QAD will report the bonus information associated with the performance of the officers for the fiscal year to which the proxy relates, even though the bonus may actually be paid in the following fiscal year. Accordingly, we have attached a footnote to each bonus amount indicating what that amount would have been under last year's reporting method.

(B2)
Includes $63,750 of loan forgiveness. Under last year's reporting method, bonus including loan forgiveness, would have been $129,388.

(B3)
Includes $48,000 sign on bonus. Under last year's reporting method, bonus including sign on bonus, would have been $48,000.

(B4)
Includes $10,647 of loan forgiveness. Under last year's reporting method, bonus including loan forgiveness, would have been $124,314.

(B5)
Includes $11,294 of loan forgiveness. Under last year's reporting method, bonus including loan forgiveness, would have been $61,694.

(B6)
Includes $11,941 of loan forgiveness. Under last year's reporting method, bonus including loan forgiveness, would have been $57,301.

(B7)
Under last year's reporting method, bonus would have been $45,922.

(B8)
Under last year's reporting method, bonus would have been $51,762.

(B9)
Under last year's reporting method, bonus would have been $50,491.

(C)
"Other Annual Compensation" includes QAD Flexible Benefit Dollars and superannuation.

(C1)
Includes $11,872 for company car.

(C2)
Includes $11,974 for company car.

(C3)
Includes $4,802 for company car.

(C4)
Includes $35,011 of taxes paid on loan forgiveness.

(D)
In previous years, instead of reporting restricted stock awards entirely on the grant date, QAD has reported them periodically as the subject shares vested. For fiscal year 2002, and the future, QAD will report restricted stock awards on the date of grant. Since no restricted stock awards have been made to the named executive officers in the past three years, there are no awards to report in this column at this time. Moreover, all prior restricted stock awards to the named executive officers are now fully vested and have previously been fully disclosed.

(E1)
Includes options to purchase 150,000 shares at an exercise price of $12.8750, options to purchase 60,000 shares at an exercise price of $4.6250, and options to purchase 25,000 shares at an exercise price of $1.7813, all vesting in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant.

(E2)
Includes options to purchase 20,000 shares at an exercise price of $4.6250 and options to purchase 25,000 shares at an exercise price of $1.7813, all vesting in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant.

(E3)
Includes options to purchase 3,500 shares at an exercise price of $3.500, options to purchase 40,000 shares at an exercise price of $3.8125, and options to purchase 100 shares at an exercise price of $3.5313, all vesting in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant.

(E4)
Includes options to purchase 12,000 shares at an exercise price of $4.620 and options to purchase 30,000 shares at an exercise price of $1.7813, all vesting in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant.

(E5)
Includes options to purchase 3,000 shares at an exercise price of $4.000, options to purchase 8,000 shares at an exercise price of $3.750, and options to purchase 100 shares at an exercise price of $3.5313, all vesting in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant.

(F)
"All Other Compensation" includes contributions to the 401(k) plan and profit sharing plan on behalf of the named executives.

(F1)
Includes $7,000 of relocation expenses.

(F2)
Includes $7,405 of auto allowance, $6,408 of COLA (Cost Of Living Adjustment) and $35,800 of housing allowance.

(F3)
Includes $8,330 of auto allowance, $5,361 of COLA (Cost of Living Adjustment) and $33,947 of housing allowance.

(F4)
Includes $6,893 of auto allowance, $8,400 of housing allowance, $12,370 of relocation expenses, and $3,132 of novated lease.

Option Grants in Fiscal Year 2002

        The following table sets forth the option grants to the named executives during fiscal year 2002. QAD did not grant any stock appreciation rights in fiscal year 2002.

Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees In FY 2002		Exercise Or Base Price ($/Share)	Expiration Date	Grant Date Fair Value ($)(2)
Karl F. Lopker	—	—		—	—	—
Pamela M. Lopker	—	—		—	—	—
Kathleen M. Fisher	—	—		—	—	—
Vincent P. Niedzielski	—	—		—	—	—
Murray W. Ray	20,000	2.17	%(3)	$2.9062	2/22/09	$50,648

(1)
All granted options vest in four annual increments, 25% on each of the first through fourth anniversaries of the date of grant, and expire in eight years.

(2)
The fair value of each option grant is estimated using the Black-Scholes model of option valuation as prescribed under Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation", with the following assumptions:

Expected stock price volatility	1.08
Risk-free interest rate	4.94%
Expected life of options	6.50 years
Expected dividend yield	0.00%

  QAD's stock options currently are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. We have based our assumption for stock price volatility on the variance of daily closing prices of our stock from its initial public offering date to January 31, 2002. The risk-free rate of return used equals the yield to maturity on a 6.5-year zero coupon U.S.

  Treasury bond. No discount was applied to the value of the grants for non-transferability, and risk of forfeiture was accounted for in the expected life of the options.

(3)
Represents the combined percentage for all grants.

Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/SARs At Fiscal Year-End ($)(1)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Karl F. Lopker	—	—	—	—	—	—
Pamela M. Lopker	—	—	—	—	—	—
Kathleen M. Fisher	—	—	52,500	176,250	—	$26,601
Vincent P. Niedzielski	—	—	116,800	60,550	—	$26,601
Murray W. Ray	—	—	19,550	58,050	—	$37,797

(1)
Represents the difference between the option exercise price and the market price of QAD common stock at the fiscal year-end. The actual gain, if any, an executive realizes will depend on the market price of QAD stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

Employment Agreements, Management Contracts and Change of Control Arrangements

        Each of Ms. Fisher and Mr. Niedzielski have severance agreements that provide for the payment to them of an amount equal to six months salary in the event of a termination of their employment with QAD. Each of the executive officers has a change of control agreement that provides for acceleration of vesting in their options and the payment to them of an amount equal to either 24 or 12 months salary in the event of a termination of their employment with QAD following a change of control.

        Under the Stock Purchase Agreement referred to in the "Stockholders' Agreement" section above, QAD engaged REI II to provide management advisory services to QAD for a term of five years, provided REI II continues to own at least 1% of the REI II Shares (as defined in the "Stockholders' Agreement" section above). QAD has agreed to pay REI II an annual fee of $312,500, provided however, that if REI II owns less than half of the REI II Shares, the fee will be reduced pro rata with the amount of REI II Shares that REI II continues to own. Mr. Lipkin is the general partner of the general partnership of REI II.

Certain Transactions

        In connection with the hiring in fiscal year 2001 of Kathleen M. Fisher, Executive Vice President and Chief Financial Officer, QAD made two interest-free loans to Ms. Fisher. One loan is for $255,000 subject to forgiveness over a four-year period in equal annual amounts provided Ms. Fisher remains employed by QAD. The other loan is for $60,000 and is subject to repayment over a four-year period. The outstanding balances as of April 15, 2002, are $127,500 and $30,625 respectively.

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

        These tables show how much QAD common stock each executive named in the Summary Compensation Table on page 13 and each non-employee director beneficially owned on May 3, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following May 3, 2002, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name.

        All shares held by the Lopkers are held jointly by Pamela and Karl Lopker, except that 690,855 shares are held in trust for the Lopkers' minor children and 12,000 shares are held in a charitable remainder trust. Pamela and Karl Lopker act as joint trustees of the charitable remainder trust. An additional 174,500 shares are held by a charitable foundation of which the Lopkers are officers.

        All shares and warrants reported below for Mr. Lipkin are actually owned by Recovery Equity Investors II, L.P. Mr. Lipkin is a general partner of Recovery Equity Investors II, L.P.'s general partner.

Beneficial Owner	Shares Owned	Shares Covered by Exercisable Options, Warrants and other Rights	Percent of Class
Non-Executive 5% Beneficial Owners
Recovery Equity Investors II, L.P. 901 Mariner's Island Boulevard, Suite 555 San Mateo, CA 94404	2,777,778	225,000	8.68%
Directors and Executive Officers
Pamela M. and Karl F. Lopker	18,326,652	—	53.32%
Koh Boon Hwee	15,000	24,375	0.11%
Jeffrey A. Lipkin	2,777,778	225,000	8.68%
A.J. Moyer	28,000	115,500	0.42%
Peter R. van Cuylenburg	45,000	24,375	0.20%
Vincent P. Niedzielski	64	122,675	0.36%
Kathleen M. Fisher	11,406	105,000	0.34%
Murray W. Ray	—	28,300	0.08%
All Directors and Executive Officers as a group (11 persons)	21,243,409	670,275	62.54%

STOCKHOLDER RETURN PERFORMANCE GRAPH

        The line graph below compares the yearly percentage change in the cumulative total stockholder return on QAD's common stock with the cumulative total return of the NASDAQ Composite Total Return Index and the NASDAQ Computer Index, on a quarterly basis, for the period beginning August 5, 1997 and ending January 31, 2002.

        The graph assumes that $100 was invested on the date of QAD's initial public offering and that all dividends were reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG QAD INC., THE NASDAQ COMPOSITE TOTAL RETURN INDEX,
AND THE NASDAQ COMPUTER INDEX

Measurement Periods (Quarterly from IPO through Fiscal Year 2002 Covered)	QAD Inc.	NASDAQ Composite Total Return Index	NASDAQ Computer Index
8/05/1997	100.00	100.00	100.00
10/31/1997	94.17	98.28	90.64
1/31/1998	97.50	99.87	93.80
4/30/1998	92.50	115.23	110.77
7/31/1998	55.83	115.47	119.19
10/31/1998	31.25	109.24	119.08
1/31/1999	27.92	154.54	190.44
4/30/1999	25.83	156.82	180.31
7/31/1999	20.83	162.72	189.51
10/31/1999	22.92	182.94	224.03
1/31/2000	60.00	243.00	307.15
4/30/2000	39.17	238.09	312.90
7/31/2000	20.42	232.31	311.50
10/31/2000	18.33	207.81	275.82
1/31/2001	17.09	170.99	204.90
04/30/2001	20.00	130.51	147.31
7/31/2001	22.27	125.01	140.04
10/31/2001	15.93	104.23	114.06
1/31/2002	21.33	119.27	139.42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires QAD's officers and directors and persons who own more than 10% of the common stock to file reports of ownership and changes in ownership with the SEC and Nasdaq. Reporting persons are required by SEC regulations to furnish QAD with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms received or written representations from persons subject to the reporting requirements of Section 16(a), we believe that, with respect to the fiscal year ended January 31, 2002, all reporting persons complied with all applicable filing requirements of Section 16(a), except for two late Form 4 filings by Karl F. and Pamela M. Lopker (each for a single transaction), one late Form 4 filing for Vincent Niedzielski (for a single transaction), and one late Form 3 filing for Valerie J. Miller.

RATIFICATION OF INDEPENDENT AUDITORS
(ITEM II)

        The audit committee of the board has appointed KPMG LLP (KPMG) to audit our financial statements for fiscal year 2003. We are asking you to ratify that appointment. KPMG has been QAD's independent accounting firm for many years, and we believe they are well qualified for the job. Although the ratification is not required by law, the board believes that stockholders should be given this opportunity to express their views on the subject. While not binding on the board, the failure of the stockholders to ratify the appointment of KPMG as QAD's independent auditors would be considered by the board and the audit committee in determining whether to continue the engagement of KPMG. A KPMG representative will be at the annual meeting to answer appropriate questions and to make a statement if he or she desires.

        THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" THIS PROPOSAL.

STOCKHOLDER PROPOSALS

        Any stockholder proposal for QAD's annual meeting in 2003 must be sent to the Secretary at the address of QAD's principal executive office given under "Company Contact" on page 2. Any stockholder who wishes to present a proposal for the inclusion in the proxy statement for action at the 2003 annual meeting must comply with QAD's certificate of incorporation and bylaws and the rules and regulations of the SEC then in effect. The deadline for receipt of a proposal to be considered for inclusion in QAD's proxy statement is January 6, 2003. On request, the Secretary will provide detailed instructions for submitting proposals.

IMPORTANT

        TO ASSURE YOUR REPRESENTATION AND A QUORUM FOR THE TRANSACTION OF BUSINESS AT THE ANNUAL MEETING, WE URGE YOU TO PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.

QAD INC.
2001 ANNUAL MEETING
ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on June 6, 2002, at Fess Parker's DoubleTree Resort, 633 East Cabrillo Street, Santa Barbara, California. The meeting will begin at 10:00 a.m., Pacific Daylight Time. Admission is limited to stockholders and guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. To avoid delays, please arrive early and present this ticket.

PROXY VOTING INSTRUCTIONS

QAD Inc. encourages all stockholders to vote their proxies. Please complete, sign, date and return the proxy card attached below in the enclosed postage-paid envelope.

QAD INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 6, 2002
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS OF QAD INC. The undersigned hereby appoints Pamela M. Lopker and Karl F. Lopker as proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated on the reverse side and in accordance with their judgment upon any other matter properly presented, all the shares of common stock of QAD Inc. held of record by the undersigned at the close of business on May 3, 2002, at the annual meeting of stockholders or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS OF QAD INC. AND FOR RATIFICATION OF KPMG LLP AS QAD'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2003.

Should any nominee decline or be unable to accept his nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a substitute nominee or nominees designated by the board of directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

/x/	PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein and FOR Item 2.

			FOR	WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEE(S) LISTED BELOW			FOR	AGAINST	ABSTAIN
1.	Election of director to serve until the 2005 annual meeting of stockholders	Nominees: 1. Jeffrey A. Lipkin 2. A.J. 'Bert' Moyer	/ /	/ /	2.	The proposal to ratify the appointment of KPMG LLP as the QAD Inc. auditors for fiscal year 2003.	/ /	/ /	/ /

	Please indicate by a check mark whether you plan to attend the Annual Meeting.		/ /
	(Instructions: to withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the space provided to the right.)

PRINT NAME OF STOCKHOLDER

SIGNATURE(S)	DATE

PLEASE SIGN YOUR NAME ABOVE. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE THE FULL TITLE OR CAPACITY. IF A CORPORATION, PLEASE SIGN IN CORPORATE NAME BY AN AUTHORIZED OFFICER AND GIVE TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS (ITEM I)
STOCKHOLDER RETURN PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG QAD INC., THE NASDAQ COMPOSITE TOTAL RETURN INDEX, AND THE NASDAQ COMPUTER INDEX
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RATIFICATION OF INDEPENDENT AUDITORS (ITEM II)
STOCKHOLDER PROPOSALS
IMPORTANT
ANNUAL MEETING OF STOCKHOLDERS, JUNE 6, 2002 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS